Exhibit 99.2

Voting Agreement

This Voting Agreement (the “Agreement”) is made and entered into as of February 1, 2019 by:

E-home Group Limited, an exempted company with limited liability organized and existing under the laws of the British Virgin Islands.

LUCKY MAX GLOBAL LIMITED, an exempted company with limited liability organized and existing under the laws of the British Virgin Islands.

Whereas:

(1)	E-home Group Limited, the shareholder of E-Home Household Service Holdings Limited (the “Company”), collectively owns 36.5% of the equity interest in the Company in record.

(2)	LUCKY MAX GLOBAL LIMITED, the shareholder of the Company, collectively owns 17.52% of the equity interest in the Company in record.

1. LUCKY MAX GLOBAL LIMITED hereby covenants that, it shall be consistent with E-home Group Limited to exercise all his or her rights as the shareholders of the Company, including without limitation to:

a)	Making decisions on the company’s operation guidelines and investment plans;

b)	Electing and replacing the directors and supervisors, and making decisions on the matters concerning the remunerations of the directors and supervisors;

c)	Approving the reports of the board of directors through deliberation;

d)	Approving the annual financial budget plans and final accounts of the company through deliberation;

e)	Approving the profit distribution plans and loss recovery plans of the company through deliberation;

f)	Making resolutions on the increase or decrease of the company’s registered capital;

g)	Making resolutions on the merger, division, dissolution or liquidation of the company or on the conversion of the corporate form;

h)	Exercising other powers specified in the articles of association.

2. LUCKY MAX GLOBAL LIMITED has necessary authorization for the execution and delivery of this Agreement, and the execution, delivery and performance of this Agreement will not conflict with or violate any and all constitutional documents.

3. This Agreement shall become effective upon the date hereof with a term of twenty (20) years. The Parties agree that, this Agreement can be extended only if E-home Group Limited gives its written consent of the extension of this Agreement before the expiration of this Agreement and LUCKY MAX GLOBAL LIMITED shall agree with this extension without reserve.

4. The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of Hongkong.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

E-home Group Limited

By：	/s/ Wenshan Xie
Authorized Signature

LUCKY MAX GLOBAL LIMITED

By：	/s/ Chuijie Wen
Authorized Signature

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